Exhibit 13.2

Certification

Pursuant to 18 U.S.C. § 1350, the undersigned officer of China Telecom Corporation Limited (the “Company”), hereby certifies, to her knowledge, that the Company’s Annual Report on Form 20-F for the year ended December 31, 2014 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: April 28, 2015

/s/ Ke Ruiwen
Name:	Ke Ruiwen
Title:	Executive Director and Executive Vice President (performing the functions of the principal financial officer)

The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as part of the Report or as a separate disclosure document.